Exhibit 99.1

George Reyes To Retire As Google CFO

MOUNTAIN VIEW, Calif. - August 28, 2007 - Google Inc. (NASDAQ: GOOG) today announced that George Reyes has informed the company of his intention to retire as Chief Financial Officer. Reyes indicated that he will remain to assist in the search for a new CFO and to assure an orderly transition, which Google expects will occur by the end of the year.

“I’ve known and admired George since our days together at Sun,” said Google Chairman and CEO, Eric Schmidt. “As Google’s CFO, George successfully navigated our innovative IPO, the regulatory demands of Sarbanes-Oxley and the management challenges of scaling a global finance organization. Though we fully appreciate his decision to step back from active management, we’ll miss his thoughtfulness, good humor and wisdom.”

“Working at Google these past 5 and a half years has been an extraordinary ride,” said George Reyes. “I’m honored and flattered to have been a part of this great management team. I know I’m leaving the company in good hands with a remarkable team of professionals that will continue to build on Google’s tremendous achievements.”

“George has been a full partner in Google’s global growth and development,” added Google co-founder, Larry Page. “He has done an excellent job in keeping us financially disciplined while protecting the best of our entrepreneurial culture.”

About Google Inc.

Google’s innovative search technologies connect millions of people around the world with information every day. Founded in 1998 by Stanford Ph.D. students Larry Page and Sergey Brin, Google today is a top web property in all major global markets. Google’s targeted advertising program provides businesses of all sizes with measurable results, while enhancing the overall web experience for users. Google is headquartered in Silicon Valley with offices throughout the Americas, Europe and Asia. For more information, visit www.google.com.

Media and Analyst Contact:

David Krane

Corporate Communications

650.253.4096

david@google.com